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LightPath Technologies Projects

Fiscal 2006 First Quarter

For Immediate Release

(October 13, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM (R) glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its first quarter of fiscal 2006 include sales of approximately $2.70 million compared with $2.42 million in the fourth quarter of fiscal 2005, approximately an 11% increase. Compared to the reported sales of approximately $2.95 million in the first quarter of the prior year, today's projection represents an 8% decrease.

As reported in our Annual Report on Form 10-K for June 30, 2005, we had a "Disclosure Backlog" (as defined therein) at that date of $2.6 million. At September 30, 2005, our Disclosure Backlog was $2.5 million. Although we are seeing additional strength in orders in industrial, medical and defense, our sales backlog in this first quarter has shown a marked increase in additional communications orders as compared to the fourth quarter of fiscal 2005. Looking back at last year when our Disclosure Backlog at September 30, 2004 was $4.0 million, primarily due to increased communications market orders, this past quarter shows continued weakness in the overall communication market.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "Our revenue in the first quarter of fiscal 2006 has rebounded from the fourth quarter of fiscal 2005 but is still below the level we achieved in the first quarter of fiscal 2005. LightPath still feels the cyclic nature of the communications market. Our first quarter revenues in fiscal 2005 benefited from a temporary upswing in telecomm sales which decreased substantially in the second half of fiscal 2005 and into the first quarter of the current period. Cash used during the past quarter increased due to some communications customers extending their payments. Additionally, we have grown inventory levels to position us for anticipated revenue growth in the coming quarter. We believe that our continued focused attention to expanding our customer base and developing new markets will keep us on the path to achieving an increase in total year over year revenues, stabilizing the business."

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on November 9, 2005 to discuss details regarding the company's performance for the first quarter of fiscal 2006. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including, precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.